May  19,  1999

Mr.  Derick  Sinclair
Natalma  Industries,  Inc.
1550  Ostler  Court

N.  Vancouver,  B.C.,  Canada  V7G  2P1

RE:  Form  SB-2

Dear  Mr.  Sinclair:

I have acted as counsel to Natalma Industries, Inc. (the "Company") in connection with registration of the Company's securities pursuant to filing of a Form SB-2 registration statement. You have requested my opinion as to certain matters in connection with the Form SB-2 filing.

In my capacity as counsel to the Company, I have examined and am familiar with the originals and/or copies, the authenticity of which has been established to my satisfaction, of all documents, corporate records and other instruments which I have deemed necessary to express the opinions hereinafter set forth.

Based upon my examination and upon consideration of applicable laws, rules and regulations, it is my opinion that, based on Nevada general corporate laws, the shares to be registered by the Company described in the Form SB-2 registration statement have been validly issued, fully paid and non-assessable.

Further, I consent to the use of this opinion as an Exhibit to the registration statement and to the use of my name in such registration statement and prospectus.

Very  truly  yours,
By:/s/MICHAEL J. MORRISON
      -------------------
      Michael  J.  Morrison,  Esq.

MJM:rsd